Exhibit 23- Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-137836) on Form S-8 of PDC Energy, Inc. of our report dated June 22, 2012, with respect to the statements of net assets available for benefits of The PDC Energy, Inc. 401(k) & Profit Sharing Plan as of December 31, 2011 and 2010, the related statement of changes in net assets available for benefits for the year ended December 31, 2011, and the related supplemental schedule as of December 31, 2011, which report appears in the December 31, 2011 Annual Report on Form 11-K of The PDC Energy, Inc. 401(k) & Profit Sharing Plan.

/s/ Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania
June 22, 2012